Exhibit 99.1

AGTC Announces Financial Results for the Quarter and Fiscal Year Ended June 30, 2015

GAINESVILLE, Fla., (September 10, 2015) – Applied Genetic Technologies Corporation (NASDAQ: AGTC), a clinical stage biotechnology company developing adeno-associated virus (AAV)-based gene therapies for the treatment of rare eye diseases, today announced financial results for the quarter and fiscal year ended June 30, 2015.

“This has been an exciting and transformative period for AGTC,” said Sue Washer, President and CEO. “In addition to commencing enrollment in our clinical trial for XLRS, our recent collaboration with Biogen will enable us to expedite development of our lead programs as well as advance additional therapeutic targets that are in our pipeline. As we continue to expand our pipeline and bring additional programs into the clinic, we are confident that our thorough, rational approach to product candidate selection as well as our expanded team and capabilities will continue to distinguish AGTC as a leader in ophthalmology gene therapy.”

Recent Highlights

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Earlier this month, the company announced the opening of a second U.S. location in Cambridge, Massachusetts.  The new location, consisting of office and laboratory space, will focus on business development, pharmacology and basic research and development.

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In July, the company announced a broad collaboration and license agreement with Biogen under which it received up-front payments of $124 million in August, including a $30 million equity investment in AGTC by Biogen. The collaboration covers the development of gene-based therapies for multiple ophthalmic diseases with a focus on the development of a portfolio of AGTC’s therapeutic programs, including both a clinical stage candidate and a pre-clinical candidate for orphan diseases of the retina that can lead to blindness in children and adults. The agreement also includes options for early stage discovery programs in two ophthalmic diseases and one non-ophthalmic condition, and a license agreement for manufacturing rights.  In August, the company achieved the first milestone under the Biogen collaboration for X-linked retinoschisis (XLRS) clinical trial enrollment, which triggers an additional $5 million payment.

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In June, there were two key additions to its senior management team: Mark Shearman, Ph.D. was appointed Chief Scientific Officer and Rabia Ozden, M.D. was appointed Vice President of Clinical Research and Development.

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In May, the company announced new preclinical data which further supports the safety of its AAV vector gene therapies for the treatment of achromatopsia (ACHM) and XLRS. Additionally, new safety data were presented on AGTC's proprietary manufacturing process. Study results were presented at the 18th annual meeting of the American Society of Gene & Cell Therapy.

Financial Results for the Quarter Ended June 30, 2015

Total revenue for the three months ended June 30, 2015 increased by $589,000 to $713,000 compared to the same period in 2014.  The increase was driven by higher grant and sponsored research revenue, triggered primarily by the approval of the company’s Investigational New Drug (IND) application for XLRS that was filed with the U.S. Food and Drug Administration (FDA) in March 2015.

Research and development expense for the three months ended June 30, 2015 increased by $1.9 million to $4.6 million compared to the same period in 2014.  The increase was primarily the result of increased research and development activity relating to the company’s XLRS, ACHM, X-linked retinitis pigmentosa (XLRP), and other product candidates. In addition, employee-related costs were up compared to the same period last year due largely to higher expenses associated with share-based compensation plans and the hiring of additional employees to support further development of the company’s programs.

General and administrative expense for the three months ended June 30, 2015 increased by $2.3 million to $4.2 million compared to the same period in 2014.  The increase is largely attributable to higher legal and license fees associated with the company’s recent collaboration agreements with Biogen and 4D Molecular Therapeutics.

During the three months ended June 30, 2015, the company reported a net loss of $8.0 million, up from a loss of $4.5 million during the same period in 2014.

Financial Results for the Fiscal Year Ended June 30, 2015

Total revenue for the twelve months ended June 30, 2015 was $2.4 million, an increase of $1.2 million compared to the same period in 2014.  The increase was primarily driven by higher grant revenue resulting from increased research and development activities on grant-funded projects and higher sponsored research revenue that was largely associated with the approval by the FDA of the company’s IND application, triggering milestone payments from a patient advocacy group.

Research and development expense for the twelve months ended June 30, 2015 increased $8.0 million to $16.5 compared to the same period in 2014.  The increase was primarily the result of increased spending on the company’s XLRS, ACHM, XLRP and other product candidates, combined with higher employee-related costs from additional employees hired to support further development of the company’s programs and from comparatively higher fair values of awards issued under the company’s share-based compensation plans.

General and administrative expense for the twelve months ended June 30, 2015 increased $5.2 million to $10.4 million compared to the same period in 2014.  This increase was primarily the result of higher employee-related costs attributable to the hiring of additional employees and to higher fair values of awards issued under the company’s share-based compensation plans. Also contributing to the increase in general and administrative expense were higher legal and license fees from the company’s recent collaboration agreements and increased insurance, accounting and other expenses associated with operating as a publicly-traded company.

During the fiscal year ended June 30, 2015, the company reported a net loss of $24.3 million, compared to a loss of $15.9 million during the same period in 2014.

As of June 30, 2015, the company’s cash and cash equivalents and investments amounted to $85.3 million, which excludes the $124 million in upfront payments received from the Biogen subsequent to fiscal year end.

Conference Call and Webcast

AGTC will host a conference call and webcast to discuss fourth quarter and fiscal year 2015 financial results today at 5:00 pm EDT. To access the call, dial 888-452-4023 (US) or 719-325-2402 (outside of the US). The passcode is 5255944. A live webcast will be available in the Events and Presentations section of AGTC’s Investor Relations site at http://ir.agtc.com/events.cfm. Please log in approximately 10 minutes prior to the scheduled start time.

The archived webcast will be available in the Events and Presentations section of the company’s website.

About AGTC

AGTC is a clinical-stage biotechnology company that uses its proprietary gene therapy platform to develop products designed to transform the lives of patients with severe diseases in ophthalmology.  AGTC's lead product candidates focus on X-linked retinoschisis, achromatopsia and X-linked retinitis pigmentosa, which are inherited orphan diseases of the eye, caused by mutations in single genes that significantly affect visual function and currently lack effective medical treatments.  AGTC is also pursuing pre-clinical development of treatments for wet AMD using the company's experience in vector design and ophthalmology to expand into disease indications with larger markets.

About X-linked Retinoschisis (XLRS)

XLRS is an inherited retinal disease caused by mutations in the RS1 gene, which encodes the retinoschisin protein. It is characterized by abnormal splitting of the layers of the retina, resulting in poor visual acuity in young boys, which can progress to legal blindness in adult men.

About Achromatopsia (ACHM)

ACHM is an inherited retinal disease, which is present from birth and is characterized by the lack of cone photoreceptor function. The condition results in markedly reduced visual acuity light sensitivity causing day blindness, and complete loss of color discrimination. Best-corrected visual acuity in persons affected by ACHM, even under subdued light conditions, is usually about 20/200, a level at which people are considered legally blind.

About X-linked Retinitis Pigmentosa (XLRP)

XLRP is an inherited condition that causes boys to develop night blindness by the time they are ten and progresses to legal blindness by their early forties.

About Age-related Macular Degeneration (AMD)

AMD is a retinal disease that usually affects older adults and results in a loss of vision in the center of the visual field (the macula).  It is a major cause of blindness and visual impairment in older adults and occurs in “dry” and neovascular, or “wet,” forms.

Forward Looking Statements

This release contains forward-looking statements that reflect AGTC's plans, estimates, assumptions and beliefs. These statements relate to a variety of matters, including but not limited to: the anticipated timing of clinical trials for the company’s ACHM and XLRS product candidates and the company’s expectations regarding its ability to execute its clinical and business strategies. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as "anticipates," "believes," "could," "seeks," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "projects," "should," "will," "would" or similar expressions and the negatives of those terms. Actual results could differ materially from those discussed in the forward-looking statements, due to a number of important factors, which include, but are not limited to, the following: no gene therapy products have been approved in the United States and the company cannot predict when or if it will obtain regulatory approval to commercialize a product candidate; the company relies on third parties to conduct, supervise and monitor its clinical trials and to conduct certain aspects of its product manufacturing and protocol development; and increased regulatory scrutiny of gene therapy and genetic research could damage public perception of the company’s product candidates or adversely affect the company’s ability to conduct its business.  Additional factors that could cause actual results to differ materially from those described in the forward-looking statements are set forth under the heading “Item 1A—Risk Factors" in the company's Annual Report on Form 10-K for the fiscal year ended June 30, 2015, as filed with the SEC. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent management's plans, estimates, assumptions and beliefs only as of the date of this release. Except as required by law, AGTC assumes no obligation to update these forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

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Financial tables follow

APPLIED GENETIC TECHNOLOGIES CORPORATION

BALANCE SHEETS

	At June 30,
In thousands, except per share data	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$39,187	$8,623
Investments	22,454	64,450
Grants receivable	883	487
Prepaid and other current assets	1,608	1,876
Total current assets	64,132	75,436
Investments	23,629	—
Property and equipment, net	478	381
Intangible assets, net	1,448	1,586
Grants receivable	480	—
Other assets	7	4
Total assets	$90,174	$77,407
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,191	$949
Accrued and other liabilities	3,451	1,585
Total current liabilities	4,642	2,534
Total liabilities	4,642	2,534
Stockholders' equity:
Common stock, par value $.001 per share, 150,000 shares authorized; 16,491 and 14,082 shares issued;16,476 and 14,082 shares outstanding at June 30, 2015 and June 30, 2014, respectively	16	14
Additional paid-in capital	174,168	139,193
Accumulated deficit	(88,652)	(64,334)
Total stockholders' equity	85,532	74,873
Total liabilities and stockholders' equity	$90,174	$77,407

APPLIED GENETIC TECHNOLOGIES CORPORATION

STATEMENTS OF OPERATIONS

	(Unaudited)		For the Year Ended June 30,
	For the Three Months Ended June 30,
In thousands, except per share amounts	2015	2014	2015	2014
Revenue	$713	$124	$2,354	$1,129
Operating expenses:
Research and development	4,553	2,702	16,528	8,503
General and administrative	4,190	1,847	10,358	5,182
Total operating expenses	8,743	4,549	26,886	13,685
Loss from operations	(8,030)	(4,425)	(24,532)	(12,556)
Other income (expense):
Investment income, net	69	19	216	42
Fair value adjustments to warrant liabilities	—	—	—	(441)
Fair value adjustments to Series B purchase rights	—	(66)	—	(2,904)
Other expense	—	(49)	(2)	(49)
Total other income (expense), net	69	(96)	214	(3,352)
Net loss	$(7,961)	$(4,521)	$(24,318)	$(15,908)
Net loss per share, basic and diluted	$(0.48)	$(0.32)	$(1.50)	$(4.46)
Weighted average shares outstanding, basic and diluted	16,476	14,066	16,253	3,568

CONTACT:

David Carey

Lazar Partners Ltd.

T: (212) 867-1768

dcarey@lazarpartners.com

Corporate Contact:

Larry Bullock

Chief Financial Officer

Applied Genetic Technologies Corporation

T: (386) 462-2204

lbullock@agtc.com